EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Members
EGS Electrical Group, LLC:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SPX Corporation of our report dated January 22, 2014, with respect to the consolidated balance sheet of EGS Electrical Group, LLC and subsidiaries as of September 30, 2013, and the related consolidated statements of comprehensive income, members’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2013, which report appears in the December 31, 2014 Annual Report on Form 10-K of SPX Corporation.

/s/ KPMG LLP

Chicago, Illinois

August 31, 2015